Exhibit 99.4

Consent of Director Nominee

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of Midwest Cable, Inc. (the “Company”), the undersigned hereby consents to being named and described as a person who will become a director of the Company in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, and any amendment to such Registration Statement, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

/s/ Greg Doody
Name: Greg Doody

Date: October 28, 2014